Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2008 Equity Incentive Plan, the 2010 Equity Incentive Plan, and the 2017 Equity Incentive Plan of Americold Realty Trust of our report dated March 17, 2017 (except for Note 30 and 31, as to which the date is September 1, 2017), with respect to the consolidated financial statements of China Merchants Americold Holdings Company Limited and our report dated March 17, 2017 (except for Note 29 and 30, as to which the date is September 1, 2017), with respect to the consolidated financial statements of China Merchants Americold Logistics Company Limited, included in Amendment No.4 to the Registration Statement (Form S-11 No.333-221560) and related Prospectus of Americold Realty Trust dated January 18, 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China

January 18, 2018